EXHIBIT 99.1

Rome Bancorp Reports Record First Quarter Earnings Per Share and Dividend Declaration

ROME, N.Y., April 22, 2009 (GLOBE NEWSWIRE) -- Rome Bancorp, Inc. (the "Company") (Nasdaq:ROME), the holding company of The Rome Savings Bank (the "Bank"), announced today the Company's results of operations for the three month period ended March 31, 2009. Net income for the Company for the quarter ended March 31, 2009 increased to $707,000 or $0.11 per diluted share, compared to $700,000 or $0.10 per diluted share in the first quarter of 2008. These results represent the highest level of first quarter earnings per share for the Company since its inception in 1999. The Company has recorded record earnings per share for three of its last four quarters. Diluted outstanding shares decreased to 6.6 million in the current quarter compared to 7.3 million in the first quarter of 2008 as a result of treasury stock purchases over the past year.

Net interest income was $3.25 million for the three months ended March 31, 2009, an increase of $13,000 from $3.23 million for the three months ended March 31, 2008 due to a decrease in interest expense partially offset by a decrease in interest income.

Interest income decreased by $147,000 to $4.4 million for the three months ended March 31, 2009 from $4.5 million for the three months ended March 31, 2008 as a result of a decrease in asset yields which was partially offset by an increase in the level of average earning assets. Average earning assets grew by $17.5 million from the same quarter in 2008, due to 2008 growth in the Company's loan portfolio. The overall yield on earning assets decreased to 5.78% for the three months ended March 31, 2009 from 6.29% for the first quarter of 2008, due to 2008 decreases in key interest rate indices and the resultant impact of these decreases on the income realized on variable rate loans.

Interest expense decreased by $160,000, or 12.6%, to $1.1 million for the three months ended March 31, 2009, compared to $1.3 million in the same period in 2008. Interest expense on deposit accounts decreased by $224,000, or 24.8%, due to a decrease in rates paid on deposit products, consistent with decreases in market interest rates. Interest expense on borrowings increased to $434,000 in the first quarter of 2009 from $370,000 for the same quarter of 2008. The average balance of borrowings increased to $59.3 million in the three months ended March 31, 2009 from $42.0 million in the same period of 2008, as the Company has utilized borrowings to fund loan growth, treasury stock purchases and the purchase of investment securities. In conjunction with the decrease in key market interest rates throughout 2008, the Company saw the average cost of its funds decrease to 1.89% for the current quarter, compared to 2.37% for the same quarter of 2008.

The Company recorded no loan loss provision in either the first quarter of 2009 or 2008 as a result of minimal loan loss activity and continued stability of the loan portfolio in both quarters. Non-performing loans as a percentage of total loans increased slightly to 0.43% at March 31, 2009 from 0.42% at December 31, 2008. The allowance for loan losses as a percent of non-performing loans was 152% at both March 31, 2009 and December 31, 2008.

Non-interest income increased by $18,000 to $532,000 for the three months ended March 31, 2009 from $514,000 for the three months ended March 31, 2008, primarily due to growth in fee revenue. Non-interest expense remained constant at $2.7 million for the first quarters of 2009 and 2008. Due to mandated increases in FDIC deposit insurance rates, the Company's expense for said insurance and regulatory assessments increased to $186,000 for the first quarter of 2009 from $30,000 for the same quarter of 2008. This additional expense was offset by cost savings in several other non-interest expense categories.

Income tax expense was $333,000 for the three months ended March 31, 2009, an increase of $28,000 from income tax expense of $305,000 in the first quarter of 2008. In addition to a higher level of pre-tax income this year to date, during the quarter ended March 31, 2008 the Company revised its estimate of tax exposure related to an ongoing state tax audit, resulting in a reduction of income tax expense of $31,000.

Total assets at March 31, 2009 were $330.7 million, a decrease of $7.2 million from $337.9 million at December 31, 2008. Loan balances decreased from $298.5 million at December 31, 2008 to $291.4 million at March 31, 2009. Total deposits increased by $6.8 million or 3.3% to $212.7 million at March 31, 2009. During the quarter ended March 31, 2009, the Company reduced its outstanding borrowings by $12.9 million to $53.4 million.

In commenting on the results of operations, Mr. Charles Sprock, Chairman, President & CEO stated, "We are pleased to report these record first quarter earnings per share, coupled with continued strong asset quality metrics. As the national and local demand for loan products has decreased, we have utilized our financial resources to reduce our outstanding debt and to repurchase our stock at advantageous prices. With our strong balance sheet and capital adequacy position we remain ready to meet our customers' financial services needs and pursue growth opportunities."

The Company also announced that its Board of Directors has declared a quarterly dividend on the Company's common stock in the amount of $0.085 per share for stockholders of record at the close of business on May 7, 2009. The dividend is payable on May 21, 2009.

Forward-Looking Statements

Statements included in this press release that are not historical or current fact, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect the Company's actual results, and could cause the Company's actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

                          Rome Bancorp, Inc.
                        Selected Financial Data
                              (Unaudited)
             (Dollars in thousands, except per share data)

                                                      As of
                                           --------------------------
                                             March 31,   December 31,
                                               2009          2008
                                           ------------  ------------

 Selected Financial Condition Data:
 Total assets                               $  330,715    $  337,886
 Loans, net                                    291,394       298,453
 Securities                                      8,025         8,588
 Cash and cash equivalents                      10,037         9,579
 Total deposits                                212,713       205,932
 Borrowings                                     53,424        66,324
 Total shareholders' equity                     59,325        60,344
 Allowance for loan losses                       1,918         1,936
 Non-performing loans                            1,262         1,273
 Non-performing assets                           1,785         1,604

                                           For the three months ended
                                                    March 31,
                                           --------------------------
                                               2009          2008
                                           ------------  ------------
 Selected Operating Data:
 Interest income                            $    4,362    $    4,509
 Interest expense                                1,112         1,272
                                           ------------  ------------
 Net interest income                             3,250         3,237
 Provision for loan losses                          --            --
                                           ------------  ------------
 Net interest income after provision for
  loan losses                                    3,250         3,237
 Non-interest income:
 Service charges and other income                  532           514
                                           ------------  ------------
 Total non-interest income                         532           514
 Non-interest expense                            2,742         2,746
                                           ------------  ------------
 Income before income taxes                      1,040         1,005
 Income tax expense                                333           305
                                           ------------  ------------
 Net income                                 $      707    $      700
                                           ============  ============

                          Rome Bancorp, Inc.
                        Selected Financial Data
                              (Unaudited)
             (Dollars in thousands, except per share data)

                                           For the three months ended
                                                    March 31,
                                           --------------------------
                                               2009          2008
                                           ------------  ------------
 Selected Financial Ratios and Other Data:

 Performance Ratios:
 Basic earnings per share                        $0.11         $0.10
 Diluted earnings per share                      $0.11         $0.10
 Return on average assets                         0.86%         0.88%
 Return on average equity                         4.79%         4.13%
 Net interest rate spread               1         3.89%         3.92%
 Net interest margin                    1         4.31%         4.52%
 Non-interest expense to average assets           3.33%         3.47%
 Efficiency ratio                       1        72.44%        73.04%
 Average interest-earning assets to
  average interest-bearing liabilities          128.37%       133.67%

                                                      As of
                                           --------------------------
                                             March 31,   December 31,
                                               2009          2008
                                           ------------  ------------
 Equity Ratios:
 Equity to assets                                17.94%        17.86%
 Book value per share                            $8.62         $8.55

 Asset Quality Ratios:
 Nonperforming loans as percent of loans          0.43%         0.42%
 Nonperforming assets as percent of total
  assets                                          0.54%         0.47%
 Allowance for loan losses as a percent of
  loans                                           0.65%         0.64%
 Allowance for loan losses as a percent of
  non-performing loans                           152.0%        152.1%

 Notes:
 1. Includes tax equivalent adjustment for the Company's tax-exempt municipal securities.

CONTACT:  Rome Bancorp, Inc.
          David Nolan, Executive Vice President and
           Chief Financial Officer
          (315) 336-7300